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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


               KEY COMPONENTS REPORTS SECOND QUARTER 2004 RESULTS


TARRYTOWN, N.Y. - NOVEMBER 15, 2004 - Key Components, LLC (CUSIP No. 9859Z US) ("Key Components", "KCLLC" or "the Company"), a leading manufacturer of custom-engineered essential componentry, today reported results for the three and nine months ended September 30, 2004.


                               THREE MONTHS ENDED SEPTEMBER 30,                  NINE MONTHS ENDED SEPTEMBER 30,
                       ---------------------------------------------       --------------------------------------------
($ in thousands)         2004         2003             CHANGE                 2004         2003           CHANGE
-----------------      --------     --------     -------------------       ---------     --------   -------------------
Net Sales              $ 57,372     $ 45,370     $12,002      26.5%        $ 163,200     $134,190    $29,010     21.6%

Gross Profit             21,033       17,119       3,914      22.9%           61,689       51,182     10,507     20.5%

Operating Income         10,970        7,213       3,757      52.1%           30,228       22,515      7,713     34.3%

EBITDA                   12,001        8,097       3,904      48.2%           33,066       25,223      7,843     31.1%

Net Income             $  4,436     $  2,062     $ 2,374     115.1%        $   7,320     $  7,340    $   (20)    -0.3%

Note: Financial results presented in this table should be read in conjuntion with the footnote text and financial table at the end of this press release.

Key Components reported revenues for the three months ended September 30, 2004 ("Quarter 2004") of approximately $57.4 million as compared to approximately $45.4 million for the three months ended September 30, 2003 ("Quarter 2003"). Gross profit for the Quarter 2004 increased by approximately $3.9 million, or 22.9%, to approximately $21.0 million for the Quarter 2004 from approximately $17.1 million for the Quarter 2003. SG&A expenses for the Quarter 2004 increased approximately $157,000, or 1.6%, from approximately $9.9 million for the Quarter 2003, to approximately $10.1 million for the Quarter 2004. EBITDA was approximately $12.0 million for the Quarter 2004 as compared to approximately $8.1 million for the Quarter 2003.

For the nine months ended September 30, 2004 ("Nine Months 2004") the Company's revenues increased by approximately $29.0 million or 21.6%, to approximately $163.2 million, from approximately $134.2 million for the nine months ended September 30, 2003 ("Nine Months 2003"). For the Nine Months 2004, gross profit increased by approximately $10.5 million or 20.5%, from approximately $51.2 million to approximately $61.7 million. EBITDA for Nine Months 2004 was approximately $33.1 million, representing an approximately $7.7 million or 31.1% increase over Nine Months 2003.

The growth in net sales, gross profit and EBITDA for the Nine Months and Quarter 2004 resulted primarily from strong top-line performance of both the Company's mechanical engineered components ("MEC") and electrical components ("EC") businesses resulting from new product introduction, the rebound of certain end markets of the businesses as well as the results of the Company's acquisition activities.

On August 23, 2004, the Company acquired all of the outstanding shares of Amveco Magnetics, Inc. for a purchase price of approximately $6.5 million. The Company recorded the estimated excess purchase price over net assets acquired of approximately $2.5 million as goodwill. The value ascribed to the estimated excess purchase price over net assets acquired is preliminary and is subject to change. Other acquired intangibles are not material. The product line, which manufactures specialty toroidal power components, complements the Company's existing power conversion product line.

On October 22, 2004 the Company divested all the domestic net assets of Hudson Lock LLC ("Hudson"), which it had previously classified as a discontinued operation, for approximately $4.8 million.

The Company conducts its operations through its two businesses, the manufacture and sale of electrical components and mechanical engineered components. The product offerings of EC include specialty electrical components including, but not limited to, weather- and corrosion-resistant wiring devices and battery chargers; high-voltage utility switches, and transformer and power distribution products. The product offerings of MEC include flexible shaft and remote valve control components and turbocharger actuators and air-handling components.

The Company evaluates its operating segments' performance and allocates resources among them based on profit or loss from operations before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA is not based on accounting principles generally accepted in the United States of America, but is the performance measure used by Company management to analyze and monitor the Company and is commonly used by investors and financial analysts to compare and analyze companies. This measure may not be comparable to similarly titled financial measures of other companies, does not represent alternative measures of the Company's cash flows or operating income, and should not be considered in isolation or as a substitute for measures of performance presented in accordance with generally accepted accounting principles.

Key highlights from the Company's two businesses include:

EC BUSINESS

The EC business experienced a 14.7% increase in net sales from approximately $29.9 million for the Quarter 2003 to approximately $34.3 million for the Quarter 2004. EBITDA increased approximately $780,000, or 13.7%, from approximately $5.7 million for the Quarter 2003 to approximately $6.5 million for the Quarter 2004 primarily due to higher net sales as compared to the Quarter 2003. The growth in the Company's EC business was driven by the specialty electrical components ("SEC") and the power conversion business units, as they both experienced year over year growth primarily related to the rebound of their end markets as well as new product introduction. In addition, the net sales of the SEC business unit for the Nine Months and Quarter 2004 include the net sales related to the Advanced Devices, Inc. ("ADI") product line, which was acquired in May 2004. ADI sales included in the SEC business unit for the Nine Months 2004 were approximately $1.3 million. The acquisition of Amveco added approximately $1.8 million of net sales to the results of the power conversion business unit.

MEC BUSINESS

The MEC business experienced a 49.1% increase in net sales from approximately $15.5 million for the Quarter 2003 to approximately $23.1 million for the Quarter 2004. EBITDA was approximately $6.2 million for the Quarter 2004 as compared to approximately $3.5 million for the Quarter 2003. The MEC business' growth in net sales and EBITDA was driven by the growth of both the flexible shaft and the turbocharger and air handling business units, which experienced growth primarily related to increased demand for new products introduced in 2002 and 2003. In addition the flexible shaft business unit had year over year growth related to the Arens Controls, LLC ("Arens") product line, which was acquired in March 2003.

Commenting on the Company's results, Robert B. Kay, President of Key Components, said, "The strong top and bottom line growth for KCI during the current quarter and year to date periods reflect the success of our growth strategies that focus on new product development and selective acquisitions. Further, as the company grows its top line, we continue to experience the financial benefits from our internal investments during the recent economic recession, which have produced operating leverage throughout our manufacturing facilities. This is demonstrated in the noticeably higher growth rates for EBITDA over the growth rates for revenues, as evidenced by our 48% EBITDA growth compared to 26.5% revenue growth in the quarter.

KCI remains focused on continuing to expand through a combination of investments in low cost region operations, new product development and strategic acquisitions. These initiatives will continue to provide meaningful opportunities to grow the company on a disciplined basis."

Key Components is a leading manufacturer of custom-engineered essential componentry for application in a diverse array of end-use products. Operating through well known subsidiary companies with established brand names including Marinco, AFI, Guest Products, Turner Electric, Acme Electric, B.W. Elliott Mfg. and Gits Mfg. Co., the Company targets original equipment manufacturer ("OEM") markets where the Company believes its value-added engineering and manufacturing capabilities, along with its timely delivery, reliability, and customer service, enable it to differentiate the Company from its competitors and enhance profitability.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among other things, risks associated with consumer acceptance of the Company's product lines, risks associated with the introduction of new applications, the impact of competitive products and pricing, changing economic conditions, and other risk factors detailed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

Key Components is an affiliate of Kelso & Co. of New York, New York and Millbrook Capital Management, Inc. of Millbrook, New York, both investment firms specializing in acquisitions and management services.

Key Components' Q3 2004 Earnings conference call is scheduled for Tuesday, November 16, 2004, 11:00AM ET. Interested parties may dial-in at (888) 445-9508 participate, or access a recording of the call by dialing (800) 642-1687, access code 2270365.

FOR FURTHER INFORMATION, PLEASE CONTACT:
COMPANY:                                        INVESTOR RELATIONS:
Robert B. Kay and Keith A. McGowan              Seema Brin
President       Chief Financial Officer         Lippert/Heilshorn & Associates
(914) 332-8088                                  212) 838-3777




-- Financial Tables Follow --

EBITDA is not based on accounting principles generally accepted in the United
States of America, however, is presented to explain the impact of certain items and to provide a measure of the Company's operating performance in a way that management believes is commonly used by investors and financial analysts to analyze and compare companies. This measure may not be comparable to similarly titled financial measures of other companies, does not represent alternative measures of the Company's cash flows or operating income, and should not be considered in isolation or as a substitute for measures of performance presented in accordance with generally accepted accounting principles. In computation of the financial maintenance covenants under the Company's credit facility, the Company adjusts EBITDA for certain changes as defined in the agreement. The reconciliation from EBITDA to Net Income is set forth below.

                              SELECTED BALANCE SHEET HIGHLIGHTS
($ in thousands)                     SEPTEMBER 30, 2004       DECEMBER 31, 2003
------------------------------       ------------------       ------------------
Total Assets                          $     205,254             $     184,705

Net Debt                                    127,879                   130,353
Member's Equity                              28,896                    21,380
Total Liabilities and Equity          $     205,254             $     184,705


Note: The Company defines Net Debt as total outstanding debt including Letters of Credit less cash.

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

                              SELECT INCOME STATEMENT HIGHLIGHTS
                                                  THREE MONTHS ENDED SEPTEMBER 30,            NINE MONTHS ENDED SEPTEMBER 30,
                                         -------------------------------------------   --------------------------------------------
($ in thousands)                           2004         2003            CHANGE           2004         2003             CHANGE
----------------------------             --------     --------    ------------------   ---------    --------   --------------------
Net Sales                                $ 57,372     $ 45,370    $ 12,002    26.5%    $ 163,200    $134,190   $ 29,010      21.6%
Cost of Goods Sold                         36,339       28,251       8,088    28.6%      101,511      83,008     18,503      22.3%
                                         --------     --------    --------    ----     ---------    --------   --------   -------
Gross Profit                               21,033       17,119       3,914    22.9%       61,689      51,182     10,507      20.5%
SG&A Expense                               10,063        9,906         157     1.6%       31,461      28,667      2,794       9.7%

                                         --------     --------    --------    ----     ---------    --------   --------   -------
Operating Income                         $ 10,970     $  7,213    $  3,757    52.1%    $  30,228    $ 22,515   $  7,713      34.3%
                                         ========     ========    ========    ====     =========    ========   ========   =======
EBITDA                                   $ 12,001     $  8,097    $  3,904    48.2%    $  33,066    $ 25,223   $  7,843      31.1%
Depreciation & Amortization Expense         1,031          884         147    16.6%        2,838       2,708        130       4.8%
Interest Expense                            3,037        3,071         (34)   -1.1%        9,041       9,349       (308)     -3.3%
                                         --------     --------    --------    ----     ---------    --------   --------   -------
Income before Income Taxes               $  7,933     $  4,142    $  3,791    91.5%    $  21,187    $ 13,166   $  8,021      60.9%
Provision for Income Taxes                  3,140        1,624       1,515    93.3%        8,419       5,511      2,909      52.8%
                                         --------     --------    --------    ----     ---------    --------   --------   -------
Income from Continuing Operations           4,793        2,518       2,276    90.4%       12,768       7,655      5,112      66.8%
Loss from
Discontinued Operations                  $   (357)    $   (456)   $     98   -21.6%    $  (5,448)   $   (315)  $ (5,132)   1627.4%
                                         --------     --------    --------    ----     ---------    --------   --------   -------
Net Income                               $  4,436     $  2,062    $  2,374   115.1%    $   7,320    $  7,340   $    (20)     -0.3%
                                         --------     --------    --------    ----     ---------    --------   --------   -------